    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-11/A#1 of our report dated August 20, 2012, except for Notes 4, 5, and 6 as to which the date is January 15, 2013 with respect to the audited balance sheets of Modern International Ventures Inc. (a development stage company) (the “Company”) as of December 31, 2011 and 2010, and the related statements of expenses, changes in stockholders’ equity and cash flows for the year ended December 31, 2011, and the periods from April 5, 2010 (inception) through December 2010 and  April 5, 2010 (inception) through December 31, 2011

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

January 24, 2013